Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9589	Tuesday, November 5, 2024

HYSTER-YALE
ANNOUNCES THIRD QUARTER 2024 RESULTS

Q3 2024 Consolidated Highlights:
•Ongoing solid execution in seasonally lower third quarter
•Continued year-over-year revenue growth led by Americas Lift Truck and Bolzoni
•Operating Profit of $33.1 million below exceptionally strong Q3 2023 results
•Net Income of $17.2 million compared to $35.8 million in Q3 2023
•Generated $70 million of cash from operations in Q3 2024

Cleveland, Ohio, November 5, 2024: Hyster-Yale, Inc. (NYSE: HY) reported the following consolidated results for the three months ended September 30, 2024.

	Three Months Ended
($ in millions except per share amounts)	9/30/24	9/30/23	% Change	6/30/24	% Change
Revenues	$1,016.1	$1,001.2	2%	$1,168.1	(13)%
Operating Profit	$33.1	$58.6	(44)%	$95.6	(65)%
Net Income	$17.2	$35.8	(52)%	$63.3	(73)%
Diluted Earnings per Share	$0.97	$2.06	(53)%	$3.58	(73)%

Lift Truck Business Results
Revenues by geographic segment were as follows:

($ in millions)	Q3 2024	Q3 2023	% Change	Q2 2024	% Change
Revenues	$967.4	$952.0	2%	$1,118.0	(13)%
Americas(1)	$771.1	$716.5	8%	$881.5	(13)%
EMEA(1)	$145.0	$183.9	(21)%	$187.8	(23)%
JAPIC(1)	$51.3	$51.6	(1)%	$48.7	5%
(1) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Q3 2024 Lift Truck revenues increased 2% over the prior year primarily due to higher consolidated average sales price and a favorable sales mix shift. Overall sales volumes declined with Americas' increases more than offset by an EMEA decline.
•Average selling prices rose by 25% year-over-year, primarily due to the sustained efforts to maintain pricing discipline.
•America's sales mix improved compared to the prior year mainly as a result of increased sales of Class 1 and 4 lift trucks and higher-priced 4- to 52-ton Class 5 internal combustion engine trucks.

•EMEA unit volumes declined year-over-year primarily due to lower production rates, resulting from supply chain challenges and shipping delays on new products.
•Planned seasonal plant downtime led to lower Q3 2024 production rates compared to Q2 2024 and contributed to Americas and EMEA sequential revenue decreases.

Gross profit and operating profit (loss) by geographic segment were as follows:

($ in millions)	Q3 2024	Q3 2023	% Change	Q2 2024	% Change
Gross Profit	$172.9	$186.0	(7)%	$239.4	(28)%
Americas	$147.8	$149.2	(1)%	$202.1	(27)%
EMEA	$19.5	$29.4	(34)%	$32.5	(40)%
JAPIC	$5.6	$7.4	(24)%	$4.8	17%
Operating Profit (Loss)	$39.0	$65.1	(40)%	$103.1	(62)%
Americas	$52.7	$65.4	(19)%	$104.0	(49)%
EMEA	$(9.6)	$2.4	(500)%	$4.8	(300)%
JAPIC	$(4.1)	$(2.7)	(52)%	$(5.7)	28%

Lift Truck product margins remained well above targeted levels due to continued favorable sales pricing and product mix, but were more than offset by lower sales margins on parts, fleet services and other revenues. Gross profit declined by 7% year-over-year mainly due to the decline in sales margins, higher freight costs and other cost inflation-related variances. These factors, combined with additional sales and marketing headcount, as well as customer-facing technology system investments to support new product launches and share gain efforts, led to a 40% decrease in operating profit compared to robust prior year levels.
•Americas gross profit declined modestly with improved pricing and higher sales volumes offset by higher freight costs and cost inflation-related variances.
◦Elevated freight costs are primarily related to two transient factors. First, ongoing geopolitical tensions, including Red Sea shipping disruptions. Second, proactive re-routing and unloading of incoming shipments in advance of the short-lived U.S. East Coast port strike.
•EMEA's Q3 2024 operating loss was primarily due to lower unit volumes and weaker pricing compared with the prior periods, as well as increased year-over-year employee-related expenses.
•JAPIC's year-over-year operating loss increase was mainly due to reduced unit volumes, partly offset by lower operating expenses.

Bolzoni Results

($ in millions)	Q3 2024	Q3 2023	% Change	Q2 2024	% Change
Revenues	$97.6	$92.8	5%	$102.4	(5)%
Gross Profit	$23.3	$19.5	19%	$22.4	4%
Operating Profit	$6.2	$2.9	114%	$4.0	55%

Bolzoni's revenues grew 5% and operating profit improved 114% over the prior year, primarily due to increased sales volumes of higher-margin products. Efficiency gains from higher volumes reduced manufacturing variances year-over-year. Revenues decreased moderately from Q2 2024 primarily due to the planned August shutdown at Bolzoni's EMEA plants. In July 2024, Bolzoni acquired the majority equity interest in a small Italian machining business for $2 million, with an option to purchase the remaining portion in coming years. This machining company supports Bolzoni's core business. The acquisition's modest contribution to results is included in segment financials.

Nuvera Results

($ in millions)	Q3 2024	Q3 2023	% Change	Q2 2024	% Change
Revenues	$0.3	$1.5	(80)%	$0.2	50%
Gross Profit (Loss)	$(3.0)	$(1.9)	(58)%	$(2.5)	(20)%
Operating Loss	$(11.8)	$(9.4)	(26)%	$(11.5)	(3)%

The hydrogen fuel cell industry continues to face slow customer adoption rates due to ongoing hydrogen supply constraints and delays in fuel cell development programs for heavy-duty electric vehicles. Despite a strong demonstration channel, these industry constraints are delaying Nuvera's bookings and have reduced its overall engine shipments. As a result, Nuvera's Q3 2024 revenues decreased to $0.3 million from $1.5 million in the prior year. The increased year-over-year operating loss was largely due to higher utility and facility lease costs. Nuvera incurred a $0.2 million severance charge in Q3 2024 for headcount reductions to better size the organization given slower hydrogen product adoption rates.

Income Tax Expense
Q3 2024's 37% reported income tax rate is higher than the forecasted 2024 annual tax rate of 32% due to the true up of the year-to-date tax expense in the third quarter to the new estimated annual effective income tax rate. 2024's year-to-date effective income tax rate of 32% was higher than the prior year's 27% rate. The elevated 2024 rate largely relates to the ongoing capitalization of research and development costs for U.S. tax purposes combined with the Company's inability to record deferred tax assets on its balance sheet due to its U.S. valuation allowance position. This combination also affected 2023's effective income tax rate, but the impact was partly offset by the Company's utilization of tax assets related to accumulated U.S. net operating losses during the year.

Liquidity and Capital Allocation

($ in millions)	September 30, 2024	September 30, 2023	% Change	June 30, 2024	% Change
Debt	$468.5	$510.6	8%	$501.9	7%
Cash	75.6	78.2	(3)%	66.5	14%
Net Debt	$392.9	$432.4	9%	$435.4	10%
Debt-to-total Capital	46%	61%	15%	51%	5%

The Company is focused on cash generation and capital deployment as its operational strategies help to generate earnings and improve cash conversion rates. The operating cash flow of $70 million generated in Q3 2024 was primarily used to further reduce financial leverage, fuel growth-related capital expenses and fund Bolzoni's small acquisition.
•Debt-to-total capital ratio of 46% improved by 500 basis points from the June 30, 2024 level.
•Net debt decreased by 10% compared to Q2 2024, with improvements to debt outstanding and cash.
•Bolzoni acquired a controlling interest in an Italian machining supplier for approximately $2 million.
•Unused borrowing capacity of $262 million increased compared to $217 million as of June 30, 2024, primarily due to the lower debt level.

The Company continues to focus on decreasing working capital, especially through inventory efficiency.
•In total, Q3 2024 inventory increased compared to Q2 2024 largely due to trucks completed but not shipped by quarter end and shipping delays on new products.
•Working capital at September 30, 2024 represented 21% of sales compared to 18% at Q2 2024, primarily driven by elevated inventory levels and lower annualized sales.

Outlook

Consolidated Strategic Perspective
Hyster-Yale management believes the Company’s strong 2023 and 2024 year-to-date financial performance benefited significantly from actions taken over the past few years to deliver on the Company's two promises: first, to provide optimal solutions for our customers and second, to provide exceptional customer care. These actions include implementation of key strategies, projects and significant process improvements, all of which better position the Company for substantial longer-term profitable growth. As part of this, the Company’s product development and process improvement efforts are leading to significant advantages, including:
•more efficient lift truck production, which supports higher volumes on existing production lines;
•leveraging modular and scalable product designs to produce similar high-volume trucks globally, enabling the Company to better meet customer demand while minimizing operational costs;
•maximizing operational efficiency and factory utilization by enabling the Company’s plants to build internal combustion and electric trucks on the same production lines; and
•phasing out Bolzoni’s lower-margin legacy component manufacturing, which creates manufacturing space for further profitable attachment growth.
These improvements are leading to a more efficient and flexible organization which is now positioned to further optimize the Company’s operations and costs. As a result, in October 2024, the Company concluded that new programs should be undertaken in the Americas to lower costs, optimize its Americas’ manufacturing footprint, reduce lead times and better position the Company for increased margins and further growth. The Company expects to incur restructuring charges in the future as it fully executes these manufacturing improvement programs over the next 12 to 36 months. Since the details of these programs are still being finalized, an in depth estimate of charges and expected benefits has not yet been fully determined. The Company will provide more details with its Q4 2024 earnings results along with a more comprehensive 2025 market and business outlook.

Lift Truck Business
The Company estimates that the Q3 2024 global lift truck market declined moderately from prior year levels. The rate of the year-over-year market bookings decrease accelerated compared to Q2 2024 as more regions experienced deterioration, including a reversal of positive trends previously seen in EMEA. The Q4 2024 global lift truck market is expected to decline further year-over-year, with the Americas and EMEA markets decreasing at an accelerating pace and JAPIC generally stabilizing.

Importantly, these below-trend market booking levels are expected to accelerate the offset of the significantly above-trend market booking rates experienced between 2021 and 2023. These counterbalancing forces should return the market to more normalized long-term growth rates over the next several quarters. In 2025, the Company anticipates the global lift truck market will decrease modestly from 2024 levels, with a first-half decline mostly offset by a second-half increase. Regionally, the Americas and JAPIC markets are expected to lead to comparable year-over-year orders in 2025. In EMEA, second-half 2025 improvements are not expected to fully offset a first-half deterioration.

Dollar-value Lift Truck bookings and backlog were as follows:

(In millions)	Q3 2024	Q3 2023	% Change	Q2 2024	% Change
Unit Bookings $ Value	$370	$580	(36)%	$380	(3)%
Unit Backlog $ Value	$2,300	$3,540	(35)%	$2,560	(10)%

Consistent with the market declines, the Company's factory bookings dollar-value decreased 3% to $370 million in Q3 2024 from $380 million in Q2 2024, broadly suggesting stabilization for Hyster-Yale at a lower rate.

While the Company's Q3 2024 overall bookings dollar-value declined compared with Q2 2024, Americas

Q3 2024 bookings dollar-value improved 8% compared with the second quarter, primarily due to increased volumes of higher-priced, 4- to 6-ton Class 1 and the Company's new modular, scalable 1- to 3-ton Class 5 lift trucks. EMEA and JAPIC bookings dollar-value declined 19% from Q2 2024.

As a result of the Company's warehouse penetration strategy, including advanced on-truck technologies, the Company anticipates Q3 2024 Americas and EMEA bookings will reflect warehouse market share gains. These gains are expected to continue in Q4 2024 and 2025. Overall market share improvements are also expected in all regions as production rates ramp up on the new 1- to 3.5-ton modular, scalable products. Additional new modular, scalable products are expected to launch in the first half of 2025, as well as electric models of the 1- to 3.5-ton trucks later in the year, which should accelerate the pace of share gains over time.

These Q3 and Q4 2024 and early 2025 bookings are expected to reflect continued extension of the Company's roughly seven-month backlog. The new bookings should fill open 2025 production slots, largely in the second half of the year, where some lines are already in a solid backlog position.

Rising market share and new bookings, along with the Company’s $2.3 billion backlog, should provide a solid production foundation for the business with improving market levels in the second half of 2025, and set the stage for higher production in 2026. The current backlog should support 2025 shipment levels generally in line with 2024. The Company's global production levels may moderate in 2025 without expected market or share improvements.

For much of the past two years, the Company has benefited from strong pricing tailwinds and a significant order backlog. This led to product margins well above the Company's targeted levels. Looking ahead, the Company is focused on maintaining bookings of competitively priced products at or above targeted margin levels. The Company expects to continue to achieve its targeted booking margins through a combination of new model introductions and ongoing cost and pricing discipline.

In this context, Q4 2024 consolidated Lift Truck revenues and operating profit are expected to be roughly comparable year-over-year. Anticipated continued strong product margins, from the shipment of higher-priced, higher-margin backlog units, are expected to be offset by increased freight and material costs and higher operating expenses.

Looking forward, the Company's backlog is expected to remain healthy, while continuing to decline toward normalized levels. Despite a profitable backlog foundation and ongoing pricing discipline, the lower backlog and market levels could result in a 2025 year-over-year revenue decrease. Given a potential revenue decline, in combination with anticipated cost inflation and an operating expense run rate similar to the second half of 2024, the Company expects an operating profit in 2025 significantly lower than the exceptionally strong 2024 full year.

Bolzoni
In Q4 2024, Bolzoni product margins are expected to modestly improve year-over-year, despite lower revenues, as increased production of higher-margin attachments more than offsets the planned phase out of lower-margin legacy component sales to the Lift Truck business. Higher material and freight costs, along with increased employee-related expenses, are expected to offset the improved product margins, leading to a substantial decrease in operating profit compared with Q4 2023. As Bolzoni continues phasing out legacy components, 2025's operating profit is expected to improve over 2024 despite anticipated lower sales volumes.

Nuvera
During Q4 2024 and in 2025, Nuvera will remain focused on increasing customer product demonstrations and orders, specifically for its new portable hydrogen fuel cell-powered generator. This product was introduced in May 2024 and began customer and dealer demonstrations in September 2024. Q4 2024 revenues are expected to increase year-over-year and be comparable quarter-over-quarter. The benefits from revenue growth are expected to be offset by higher product development costs, resulting in a modest increase in the Q4 2024 operating loss compared with Q4 2023.

In 2025, Nuvera expects full-year revenues to increase due to higher fuel cell sales. The revenue benefits are likely to be partly offset by a modest increase in product development costs year-over-year to support further development on Nuvera’s more powerful 125kW fuel cell engine. In total, 2025's operating results are expected to improve compared to 2024, in part due to benefits realized from the 2024 reduction in force action.

Consolidated
Consolidated Q4 2024 revenues and net income anticipated to be roughly comparable to robust prior year levels.

The Company continues to make progress toward its goal of generating 7% operating profit margins across each business cycle in the Lift Truck and Bolzoni businesses. In periods of robust demand, like those experienced in recent quarters, the Company exceeded its target margin levels. During the current environment of soft demand, the Company’s extended backlog of higher-margin trucks is providing a shock absorber for financial results. The Company expects production levels to continue to outpace bookings for the next several quarters, bringing the backlog to more normalized levels by mid-2025. Bookings are expected to accelerate in the second half of 2025 and the Company expects improved production levels in 2026. In the meantime, strategic actions to reduce costs, improve productivity and deliver high-quality, highly customizable products made consistently around the globe should enable the Company to be more profitable in all phases of the business cycle. These actions are ongoing and will gain momentum in the coming quarters.

As a result of the aforementioned factors, the Company believes 2025 revenues may be lower than 2024 and operating profit and net income will decline significantly compared to 2024.

Hyster-Yale continues to focus on its cash generation and capital allocation priorities. The Company has made progress on working capital efficiency in 2024 to date, but the pace of improvement has been below management's objectives. Intense efforts to accelerate results in this area are underway and are expected to generate further improvements in Q4 2024 and 2025. Capital expenditures, including transformational product enhancements and manufacturing efficiency, are expected to be $49 million in 2024. This is below the initial estimate of $87 million which helps to ensure a strong liquidity position as working capital improvement efforts mature. Overall, the Company expects Q4 and full-year 2024 cash flows from operations to increase significantly year-over-year. 2025 cash flow from operations is expected to remain strong and at a high level, but decrease from 2024 levels. As the Company continues to generate cash, it will follow its disciplined capital allocation framework to reduce leverage, make strategic investments to support profitable business growth and generate strong returns for its shareholders.

Long-Term Objectives
Hyster-Yale's vision is to transform the way the world moves materials from Port to Home. It strives to do this through its two customer promises. Ongoing execution of established strategic initiatives and key projects, as well as the restructuring measures previously mentioned, are expected to help the Company fulfill these promises and achieve long-term revenue and operating profit growth rates above the material handling market's expected growth rates. The Company believes these actions will contribute to an increased and sustainable lift truck and attachment competitive advantage over time. In addition, the Company believes that Nuvera's revenues will increase significantly over future years, bringing additional value to Hyster-Yale's shareholders.

Further information regarding the Company's strategic initiatives can be found in the Company's Q3 2024 Investor Deck. This presentation, currently available on the Hyster-Yale website, elaborates on the strategies that are critical for Hyster-Yale's long-term prospects. The Company encourages investors to review this material to ensure a clear understanding of Hyster-Yale's future direction.

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Conference Call
The management of Hyster-Yale, Inc. will conduct a conference call with investors and analysts on Wednesday, November 5, 2024, at 11:00 a.m. Eastern Time to discuss the financial results. The conference call will be broadcast and can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investor-overview. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. An archive of the webcast will be available on the Company's website two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

EBITDA in this release is provided solely as supplemental non-GAAP disclosures of operating results. EBITDA does not represent operating profit (loss) or net income (loss), as defined by GAAP, and should not be considered as a substitute for operating profit (loss) or net income (loss). Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interests plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.

For purposes of this release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials, critical components and transportation costs and shortages, the imposition of tariffs on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) delays in manufacturing and delivery schedules, (3) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any cyclical reduction in demand in the lift truck industry, (4) customer acceptance of pricing, (5) customer acceptance of, changes in the costs of, or delays in the development of new products, (6) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (7) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, including the Uyghur Forced Labor Prevention Act (the “UFLPA”) which could impact Hyster-Yale's imports from China, as well as armed conflicts, including the Russia/Ukraine conflict, the Israel and Gaza conflict and/or the conflict in the Red Sea, and their regional effects,

(8) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (9) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and restructuring programs, (10) the successful commercialization of Nuvera's technology, (11) political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (12) bankruptcy of or loss of major dealers, retail customers or suppliers, (13) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (14) product liability or other litigation, warranty claims or returns of products, (15) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (16) the ability to attract, retain, and replace workforce and administrative employees, (17) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (18) the ability to protect the Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale, Inc.
Hyster-Yale, Inc., headquartered in Cleveland, Ohio, is a globally integrated company offering a full line of lift trucks and solutions, including attachments and hydrogen fuel cell power products aimed at meeting the specific materials handling needs of its customers. Hyster-Yale's vision is to transform the way the world moves materials from Port to Home and deliver on its customer promises of: (1) thoroughly understanding customer applications and offering optimal solutions that will improve productivity at the lowest cost of ownership, and (2) providing exceptional customer care to create increasing value from initial engagement through the product lifecycle.

The Company's wholly owned operating subsidiary, Hyster-Yale Materials Handling, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale also has an unconsolidated joint venture in Japan (Sumitomo NACCO). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2024	2023	2024	2023
	(In millions, except per share data)

Revenues	$1,016.1	$1,001.2	$3,240.7	$3,091.1
Cost of sales	823.2	797.6	2,552.8	2,515.2
Gross Profit	192.9	203.6	687.9	575.9
Selling, general and administrative expenses	159.8	145.0	475.4	415.9
Operating Profit	33.1	58.6	212.5	160.0
Other (income) expense
Interest expense	8.4	9.6	26.1	28.2
Income from unconsolidated affiliates	(3.6)	(2.9)	(6.7)	(7.8)
Other, net	0.2	(0.7)	(1.9)	0.3
Income before Income Taxes	28.1	52.6	195.0	139.3
Income tax expense	10.3	16.2	61.5	36.9
Net income attributable to noncontrolling interests	(0.1)	(0.1)	(0.5)	(0.3)
Net income attributable to redeemable noncontrolling interests	(0.3)	(0.3)	(0.3)	(0.7)
Accrued dividend to redeemable noncontrolling interests	(0.2)	(0.2)	(0.7)	(0.7)
Net Income Attributable to Stockholders	$17.2	$35.8	$132.0	$100.7

Basic Earnings per Share	$0.98	$2.08	$7.57	$5.88

Diluted Earnings per Share	$0.97	$2.06	$7.47	$5.82

Basic Weighted Average Shares Outstanding	17.500	17.175	17.435	17.122
Diluted Weighted Average Shares Outstanding	17.752	17.413	17.674	17.315

EBITDA RECONCILIATION
	Quarter Ended
	12/31/2023	3/31/2024	6/30/2024	9/30/2024	LTM 9/30/2024
	(In millions)
Net Income Attributable to Stockholders	$25.2	$51.5	$63.3	$17.2	$157.2
Noncontrolling interest income and dividends	0.5	0.3	0.6	0.6	2.0
Income tax expense	16.0	25.1	26.1	10.3	77.5
Interest expense	9.1	8.9	8.8	8.4	35.2
Interest income	(0.7)	(1.1)	(0.8)	(0.5)	(3.1)
Depreciation and amortization expense	11.3	11.7	12.4	11.7	47.1
EBITDA*	$61.4	$96.4	$110.4	$47.7	$315.9

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income (loss), as defined by GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income and dividends plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2024	2023	2024	2023
	(In millions)
Revenues
Americas	$771.1	$716.5	$2,422.3	$2,190.9
EMEA	145.0	183.9	532.2	599.4
JAPIC	51.3	51.6	137.7	149.1
Lift Truck Business	$967.4	$952.0	$3,092.2	$2,939.4
Bolzoni	97.6	92.8	296.2	288.0
Nuvera	0.3	1.5	1.0	4.1
Eliminations	(49.2)	(45.1)	(148.7)	(140.4)
Total	$1,016.1	$1,001.2	$3,240.7	$3,091.1

Gross profit (loss)
Americas	$147.8	$149.2	$528.0	$413.8
EMEA	19.5	29.4	85.9	83.4
JAPIC	5.6	7.4	14.0	21.4
Lift Truck Business	$172.9	$186.0	$627.9	$518.6
Bolzoni	23.3	19.5	67.5	62.8
Nuvera	(3.0)	(1.9)	(7.8)	(5.8)
Eliminations	(0.3)	—	0.3	0.3
Total	$192.9	$203.6	$687.9	$575.9

Operating profit (loss)
Americas	$52.7	$65.4	$246.3	$178.1
EMEA	(9.6)	2.4	0.4	6.1
JAPIC	(4.1)	(2.7)	(15.3)	(8.8)
Lift Truck Business	$39.0	$65.1	$231.4	$175.4
Bolzoni	6.2	2.9	13.5	12.7
Nuvera	(11.8)	(9.4)	(32.7)	(28.4)
Eliminations	(0.3)	—	0.3	0.3
Total	$33.1	$58.6	$212.5	$160.0

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
			Nine Months Ended
			September 30
			2024	2023
			(In millions)
Net cash provided by operating activities			$90.0	$105.1
Net cash used for investing activities			(30.7)	(19.8)
Cash Flow Before Financing Activities			$59.3	$85.3

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
	(In millions)
Debt	$468.5	$501.9	$474.8	$494.0
Cash	75.6	66.5	62.2	78.8
Net Debt	$392.9	$435.4	$412.6	$415.2

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
	(In millions)
Accounts Receivable	$542.5	$578.7	$520.5	$497.5
Inventory	855.3	790.7	841.9	815.7
Accounts Payable	533.9	513.5	572.8	530.2
Working Capital	$863.9	$855.9	$789.6	$783.0
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